Exhibit 10.1

CONSULTING AGREEMENT

FROM:	National Patent Development Corporation

TO:	Michael Lacovara

DATE:	March 1, 2010

RE:	Contractor Retention Terms

These Contractor Retention Terms (this “Agreement”) set forth the understanding between you ("you" or “your”) and National Patent Development Corporation (the “Company”) concerning the terms of your retention by the Company as a consultant.

You have expertise in management consulting and acquisition matters that is useful to the Company ("Services").  The Company desires to retain you to provide Services to the Company and you have expressed a willingness to provide  Services for the benefit of the Company, on the basis described in this Agreement.

1.	GENERAL TERMS

a.
Term.  Commencing as of March 1, 2010 and expiring on June 30, 2010, unless earlier terminated as hereafter provided, you are hereby retained as a consultant to provide Services to the Company. (Such period during which Services are provided hereunder is the “Term.”)

b.
Consulting Fee.  You will receive a consulting fee of $35,000 per month, payable in arrears in two equal installments on the 15th and 30th day of each month during the Term, and as provided in Section 2(e)(i) below will be reimbursed for reasonable business expenses incurred on Company business upon the submission of appropriate documentation.

c.
Scope of Services.  In providing the Services, you shall source, review, and negotiate the terms  of potential strategic investments and/or acquisitions by the Company, including matters related to due diligence, financing and recommendation on the engagement of other consultants (if required).  You also will provide Services related to the process and activities of the Company in capital raises and other financings undertaken by the Company..

d.	Periodic Reports. You shall submit a report not less frequently than monthly, and at the end of the Term providing a summary in reasonable detail of your activities during the prior month.

2.	INDEPENDENT CONTRACTOR STATUS

a.	You shall at all times be an independent contractor and not an employee or agent of the Company.

b.
You shall be wholly responsible for the payment of all federal, state and local income, Social Security, self-employment, sales and other taxes with respect to your services and compensation therefore, and those of any individuals you may employ.

c.	Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or a joint venture relationship between you and the Company.

d.	Neither party shall incur any liabilities or any obligation of any kind (express or implied) for the other, except to the extent, if at all, specifically provided herein.

e.	Because you are an independent contractor and not an employee of the Company, the following provisions shall apply to the parties’ relationship:

i.
Your Expenses.  The Company shall reimburse you only for reasonable out-of-pocket expenses, other than legal expenses, directly related to your Services hereunder and that would not otherwise be incurred by you if this Agreement did not exist.  Expenses that will be reimbursed by the Company include reasonable expenses relating to your traveling, lodging, meals, postage and other expenses relating to your providing Services to the Company and upon submission of appropriate documentation.  The Company shall not reimburse you for the cost of any subcontractors or employees you may retain to assist you in providing Services hereunder unless approved in advance in writing by the Company.

ii.	Company Expenses. You shall not be required to incur any expenses for the Company under this Agreement.

iii.
Facilities.  The Company shall not be required to provide any facilities, furniture, or equipment to you; provided that, when you are providing Services hereunder at the offices of the Company in New York, the Company shall make an office available to you and shall provide on-premises storage for your materials and work product.

iv.
Hours.  You shall not be required to work any specified hours, or specified days, as long as you fulfill your  obligations hereunder, which are expected to take most of your working time during the Term.

v.
No Right to Retirement Benefits.  You are not entitled to participate in any profit sharing, pension, retirement plan, vacation pay, sick pay, insurance coverage, disability benefits, or any other benefits of the kind and nature provided to the Company’s employees.

vi.
Non-Exclusivity.  During the Term, you may provide services to others while engaged by the Company; provided that you identify in writing to the Company  each such engagement at the time it is commenced and at the time it is concluded, excluding for this purpose any engagements you commenced prior to March 1, 2010.

3.	CONSULTANT’S CONDUCT

a.	In providing Services, you will cooperate with the Company’s personnel and use your best efforts on the Company’s behalf.

b.	You agree that your Services will be performed in a professional and workman-like manner and will be of professional quality conforming to generally accepted practices.

c.	You will comply with all applicable laws and regulations in the performance of your Services.

d.	You shall observe the Company’s rules and regulations with respect to conduct, safety and protection of persons and property while on the Company’s premises.

4.	POST-CONSULTING EMPLOYMENT.

You and the Company contemplate that no later than the earlier of (a) the signing of the first substantial investment or acquisition by the Company, or (b) the commencement of the first capital raise, you and the Company will negotiate in good faith to reach agreement on a long-term employment agreement, but neither you nor the Company is obligated to enter into any such an agreement.

5.	MISCELLANEOUS

a.
Either party may terminate this Agreement at any time during the Term upon thirty (30) days prior written notice to the other party, except that the Term shall end automatically without notice upon the effective date of any agreement entered into as provided for in Section 4.

b.	This Agreement shall be governed and construed in accordance with the laws of the State of New York and not be amended except in writing signed by both parties.

c.
This Agreement represents the entire understanding of the parties on the subject matter hereof and supersedes any and all prior agreements or understandings, and only may be amended by a writing subscribed to by both parties.

ACCEPTED AND AGREED:

NATIONAL PATENT DEVELOPMENT CORPORATION

By:	/s/ Harvey P. Eisen
Harvey P. Eisen
Chairman and Chief Executive Officer

/s/ Michael Lacovara
Michael Lacovara

March 1, 2010